[SUB-ITEM 77O]

DREYFUS STATE MUNICIPAL BOND FUNDS

DREYFUS MASSACHUSETTS FUND

On January 22, 2015, Dreyfus Massachusetts Fund, a series of Dreyfus State Municipal Bond Funds (the "Fund"), purchased 2,000 Massachusetts Development Financial Agency Revenue Bonds, Partners Healthcare System Issue, Series O (2015) (CUSIP NO. 57583UZ50) (the "Bonds") at a purchase price of $119.765 per Bond, including underwriter compensation of 0.55%.  The Bonds were purchased from J.P. Morgan Securities LLC, a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member. BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction. The following is a list of the syndicate's members:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

BofA Merrill Lynch

J.P. Morgan Securities LLC

TD Securities (USA) LLC

US Bancorp

Wells Fargo Securities, LLC

Accompanying this statement are materials presented to the Board of Trustees for the Fund, which ratified the purchase in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on May 5, 2015.  These materials include additional information about the terms of the transaction.